Exhibit 99.1

CONTACT: For Company Eric Stoppenhagen +1-949-903-0468 eric@aurasourceinc.com	For Investor Inquiries: Capital Group Communications, Inc. O: 415-.332.7200 E: info@capitalgc.com www.capitalgc.com
AuraSource Advances in Oil Shale Research Process

Washington, D.C., 10/14/10 – The Bureau of Land Management announced that it has taken a key step to advance research on an important potential source of domestic energy. AuraSource, Inc. (OTCBB: ARAO.OB), Exxon Mobil Corp and Natural Soda Holdings Inc. nominations will be forwarded to the Bureau of Land Management’s Colorado and Utah State Offices for National Environmental Policy Act reviews.

The BLM’s Washington, D.C., Office has completed its review of three nominations for oil shale Research, Development, and Demonstration (RD&D) leases in Colorado and Utah.  These second-round leases would allow the proponents to test the feasibility of various oil shale recovery technologies on public lands in the two states.

A team of representatives of the governors of Colorado, Utah and Wyoming; the Colorado School of Mines; and the Department of Energy evaluated the nominations for economic viability, technical ability and plans for managing environmental impacts before recommending that all three advance, the BLM said.

BLM Director Bob Abbey said, “To determine whether oil shale will be a viable energy source on a commercial scale, we need to support critical research to answer fundamental questions about the feasibility of the technologies, their impacts on the environment and local communities, and their use of water.  This second round of leases will help us answer those critical questions so that we can chart a safe, orderly, and responsible path for our energy future.”

Mr. Eric Stoppenhagen, AuraSource’s CFO, said, “We are very pleased to proceed to the next phase in the review process.  This lease will allow us to demonstrate our efficient and environmentally conscience shale recovery technologies domestically.”

About AuraSource

AuraSource focuses on clean energy technology development.  AuraSource develops and licenses the AuraFuelTM and AuraCoalTM processes. AuraSource is researching and developing other technologies related to Hydrocarbon Clean Fuel (“HCF”).  AuraSource plans to sell and license products and services related to their HCF technologies in China and the United States.

For more information about AuraSource, please visit www.aurasourceinc.com.

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